UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2015

ATHENS BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-34534	27-0920126
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

106 Washington Avenue, Athens, Tennessee	37303
(Address of Principal Executive Offices)	(Zip Code)

(423) 745-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 21, 2015, Athens Federal Community Bank (the “Bank”), the wholly-owned subsidiary of Athens Bancshares Corporation (the “Corporation”), entered into new employment agreements with Jeffrey L. Cunningham, Michael R. Hutsell and Jay Leggett, Jr. On that same date, the Company entered into new employment agreements with Messrs. Cunningham and Hutsell. The terms of the agreements are for three years, with the initial term of the agreements expiring on January 1, 2018. Beginning on January 1, 2016, and on each January 1 thereafter, the Bank and the Corporation may extend the terms of the agreements for an additional year so that the terms again become three years. Under the agreements, Messrs. Cunningham, Hutsell and Leggett are entitled to base salaries of $352,276.83, $198,801.94 and $218,406.57, respectively. The agreements also provide for participation in certain employee benefit plans and programs, including incentive compensation, health and welfare benefits, retirement benefits and fringe benefits and, in the case of Mr. Cunningham, certain deferred compensation benefits.

Upon termination of employment (other than termination in connection with a change in control), each executive has agreed not to solicit employees of the Bank or the Corporation for two years from his date of termination and not to compete with the Bank or the Corporation for one year from his date of termination. Under the employment agreements, the Bank and the Corporation agree to pay all reasonable costs and legal fees incurred by the executives related to the enforcement of the agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Under the agreements, if an executive dies during the term of the agreement, the executive’s beneficiary will receive the base salary that would have been due to him through the expiration date of the term of the agreement. If an executive’s employment is terminated following his becoming disabled, he will receive the compensation and benefits due under the agreement for any period leading up to his termination and, in the case of Mr. Cunningham, for the remaining term of the agreement. These payments will be reduced by any amounts payable to the executive during the same periods under any disability plan. Mr. Cunningham will also completely vest in his deferred compensation benefits on his death and disability.

If the executive’s employment terminates other than for “cause” or if the executive terminates employment for “good reason,” he will receive a lump payment equal to the base salary that would have been paid for the remaining term of the agreement, plus an additional year of base salary. If the executive’s employment terminates for the same reasons following a change in control, he will receive a lump sum payment equal to three times his average annual compensation paid for the five years prior to the change in control. In addition, he will receive continued medical and life insurance coverage for a period of time not to exceed the remaining term of the agreement.

None of the executives has the right to receive any payments or benefits under the employment agreements if the Bank or the Corporation terminates his employment for cause.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

	Number	Description

	10.1	Employment Agreement between Athens Federal Community Bank and Jeffrey L. Cunningham.

	10.2	Employment Agreement between Athens Federal Community Bank and Michael R. Hutsell.

	10.3	Employment Agreement between Athens Federal Community Bank and Jay Leggett, Jr.

	10.4	Employment Agreement between Athens Bancshares Corporation and Jeffrey L. Cunningham.

	10.5	Employment Agreement between Athens Bancshares Corporation and Michael R. Hutsell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATHENS BANCSHARES CORPORATION

Date: January 23, 2015	By:	/s/ Michael R. Hutsell
Michael R. Hutsell
Treasurer and Chief Financial Officer